Exhibit 3.4

[TRANSLATION]

AMENDING AGREEMENT entered into at Montreal, Quebec on this 11th day of October, 2012,

BETWEEN:	CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, governed by the Quebec Act respecting the Caisse de dépôt et placement du Québec,

(hereinafter referred to as “CDP”)

AND:	CDP CAPITAL D’AMÉRIQUE INVESTISSEMENTS INC., governed by the laws of Quebec,

(hereinafter referred to as “CDP Capital”)

AND:	QUÉBECOR INC., a corporation governed by the laws of Quebec,

(hereinafter referred to as “Québecor”)

AND:	4032667 CANADA INC., a corporation governed by the laws of Canada,

(hereinafter referred to as “4032667”)

AND:	4032659 CANADA INC., a corporation governed by the laws of Canada,

(hereinafter referred to as “4032659”)

AND:	QUÉBECOR MÉDIA INC., a corporation governed by the laws of Quebec,

(hereinafter referred to as the “Corporation”)

WHEREAS CDP, CDP Capital, Québecor and the Corporation entered into an agreement for the sale of shares on October 2, 2012, pursuant to which the Corporation purchased from CDP Capital for cancellation 20,351,307 Common Shares of the Corporation and Québecor purchased from CDP Capital 10,175,653 Common Shares of the Corporation (the “Agreement for the Sale of Shares”);

WHEREAS CDP, CDP Capital and the Corporation entered into a registration rights agreement on October 11, 2012 and CDP, CDP Capital and Québecor entered into a registration rights agreement on October 11, 2012;

WHEREAS Capital Communications CDPQ Inc. (now CDP Capital), Québecor, 3804020 Canada Inc. (now 4032667), 2745844 Canada Inc. (now 4032659) and the Corporation entered into a consolidated amended shareholders’ agreement on December 11, 2000 (the “Original Consolidated Agreement”);

WHEREAS, following transactions completed after the Original Consolidated Agreement was executed, the sole shareholders of the Corporation as of the date hereof are CDP Capital, Québecor and two of its wholly owned subsidiaries, 4032667 and 4032659;

WHEREAS the Corporation’s share capital consists of an unlimited number of Common Shares;

WHEREAS 25,439,134 Common Shares are held by CDP Capital following the transactions contemplated by the Sale Agreement (as defined hereinafter);

WHEREAS 11,698,131 Common Shares are held by Québecor following the transactions contemplated by the Sale Agreement;

WHEREAS 35,952,750 Common Shares are held by 4032667 following the transactions contemplated by the Sale Agreement;

WHEREAS 30,161,485 Common Shares are held by 4032659 following the transactions contemplated by the Sale Agreement;

WHEREAS in connection with an Initial Public Offering, the Common Shares held by Québecor and CDP Capital will be converted into multiple voting shares in the share capital of the Corporation, each of which will carry ten (10) votes per share, and other customary and necessary amendments to the articles of the Corporation will be made, on the understanding that only Québecor and CDP Capital and their wholly owned subsidiaries may hold multiple voting shares in the share capital of the Corporation and that, consequently, in the event of the transfer of the multiple voting shares to entities other than the wholly owned subsidiaries, the multiple voting shares will be automatically converted into subordinate voting shares;

WHEREAS CDP, CDP Capital, Québecor, 4032667 and 4032659 and the Corporation wish to amend the Original Consolidated Agreement as regards an agreement for the sale of shares between CDP, the Corporation and Québecor (the “Sale Agreement”) as follows;

SECTION 1 -

INTERPRETATION

1.1	Definitions

For purposes of this Amending Agreement, in addition to the words and expressions defined in the Original Consolidated Agreement or elsewhere herein, the following words and expressions have the meaning given to them hereunder, unless the context indicates otherwise:

“Securities Legislation” means (i) the Quebec Securities Act and any other similar legislation of any other province or territory of Canada where the Corporation is or becomes a reporting issuer, and (ii) the US Securities Act of 1933, as amended;

“Initial Public Offering” means an initial public offering by way of prospectus made by the Corporation, pursuant to which the Shares are listed on the Toronto Stock Exchange;

“Prospectus” means a prospectus or a preliminary prospectus as those terms are used in the applicable Securities Legislation, including any amendments or supplements thereto;

“Financial Third Party” means:

(i)	a pension fund, retirement fund, fund manager or other non-strategic institutional financial investor, that, directly or indirectly, through entities all of which are wholly owned:

(a)	has no direct or indirect investments in any person generating income from Designated Operations in the geographical territory where the Corporation and its subsidiaries are doing business (a “Competing Investment”) of more than 15%;

(b)	the value of each of whose Competing Investments at the time of their investment is less than thirty-seven decimal five percent (37.5%) of the value of its investment in the Corporation; and

(c)	has signed an irrevocable undertaking in favour of the Corporation not to increase its Competing Investment for the term of its direct or indirect investment in the Corporation; or

(ii)	an entity:

(a)	all of whose participating securities (within the meaning of the term “Participating Shares” defined in the Original Consolidated Agreement, mutatis mutandis for the entity in question) are at all times beneficially owned by one or more Financial Third Parties that satisfy all of the criteria set out in subsections (i)(a), (i)(b) and (i)(c) hereinabove;

(b)	each of whose above-mentioned beneficial owners holds at least 15% of all of the participating securities of such entity; and

(c)	in which CDP Capital at all times (A) holds at least 20% of all the participating securities, and (B) has de facto control (either through a majority of the votes or by agreement), on the understanding that this is a personal obligation of CDP Capital notwithstanding any assignment by CDP Capital of its obligations.

1.2	Applicable Laws

This Amending Agreement shall be governed and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

1.3	Recitals

The recitals to this Amending Agreement form an integral part thereof.

1.4	Currency

Except as otherwise indicated, all dollar amounts mentioned in this Amending Agreement are in Canadian currency.

1.5	Headings

The headings of the sections of this Amending Agreement have been inserted solely for ease of reference and are not to be used for its interpretation.

SECTION 2 -

AMENDMENTS

2.1	All references in the Original Consolidated Agreement to Capital Communications CDPQ Inc. and Cap Com are replaced by CDP Capital, all references to 3804020 Canada Inc. or 3804020 are replaced by 4032667 Canada Inc. or 4032667 respectively, and all references to 2745844 Canada Inc. are replaced by 4032659 Canada Inc. or 4032659.

2.2	All paragraphs in the recitals to the Original Consolidated Agreement are struck out and replaced by the recitals to this Amending Agreement.

2.3	Each of the definitions contained in section 1.1 of this Amending Agreement are added to section 2.1 of the Original Consolidated Agreement.

2.4	The following paragraph is added to section 5 of the Original Consolidated Agreement:

“5.9 Notwithstanding any provision in this section 5 to the contrary, commencing on January 1, 2019, the provisions of this section 5 shall not apply to CDP Capital in the event of CDP Capital’s sale, transfer or exchange, after that date, of all and not less than all of its Shares to a single Financial Third Party, provided that the Corporation is not in the process of making an Initial Public Offering.”

2.5	The following paragraph is added to section 6 of the Original Consolidated Agreement:

“6.7 Notwithstanding any provision in this section 6 to the contrary, commencing on January 1, 2019, the provisions of this section 6 shall not apply to CDP Capital in the event of CDP Capital’s sale, transfer or exchange, after that date, of all and not less than all of its Shares to a single Financial Third Party, provided that the Corporation is not in the process of making an Initial Public Offering.”

2.6	Section 7.4 of the Original Consolidated Agreement is struck out.

2.7	Section 10.4 of the Original Consolidated Agreement is amended by the addition of the following to the beginning of the first sentence of the section:

“Subject to the provisions of section 10.9, […]”

2.8	Section 10.4(k) of the Original Consolidated Agreement is replaced in its entirety by the following:

“k.	the declaration, setting aside for payment and payment by the Corporation during any fiscal year of dividends on any Participating Share if the total amount of the dividends so declared, set aside for payment or paid during the year would exceed the greater of (i) twenty-five percent (25%) of the Corporation’s consolidated net income for the preceding year or (ii) two hundred and twenty-five million dollars ($225,000,000), on the understanding that dividends that could have been paid, declared or set aside for payment pursuant to this Agreement during a year and were not, shall accrue and may be paid, declared or set aside for payment in a subsequent year.”

2.9	The following paragraph is added to section 10 of the Original Consolidated Agreement:

“10.9 None of the provisions of section 10.4 hereof shall apply to actions, decisions, by-laws and resolutions required to give effect to the provisions of section 17 hereof with respect to an Initial Public Offering.”

2.10	The following section is added after section 16 of the Original Consolidated Agreement:

“SECTION 17

INITIAL PUBLIC OFFERING

“17.1 If, as at January 1, 2019, the Corporation has not completed an Initial Public Offering, CDP Capital may, as of that date, request the Corporation to initiate a process to make an Initial Public Offering, file a Prospectus and take such other steps as may be reasonably necessary to facilitate the secondary distribution in Canada of all or some of the Shares held by CDP Capital (the “IPO Request”), notifying the Corporation in writing of such IPO Request.

17.2 The IPO Request made by CDP Capital to the Corporation shall:

a.	specify the number of Shares that CDP Capital intends to distribute and sell in an Initial Public Offering; and

b.	contain an undertaking by CDP Capital to cooperate in the Initial Public Offering process, specifically by providing all the information on its portfolio and its involvement in the Corporation as may be required to ensure that the Corporation complies with all applicable Securities Legislation in connection with the Initial Public Offering; on the understanding that the underwriters retained for purposes of the Initial Public Offering may require CDP Capital and other shareholders to enter into certain shareholders’ covenants.

17.3 The Corporation shall not be bound to initiate an Initial Public Offering if the IPO Request does not relate to (i) a number of Shares corresponding to all of the Shares held by CDP Capital or (ii) a number of Shares that would result in gross proceeds of at least three hundred million dollars ($300,000,000).

17.4 The Corporation may suspend the Initial Public Offering process and delay the filing of a Prospectus for up to 90 days if the Corporation determines in good faith that:

a.	either (A) the effect of filing a Prospectus for an Initial Public Offering could prejudice the Corporation’s ability to complete a material transaction (for example, a financing, acquisition, restructuring or merger) or to start or continue negotiations or discussions relating thereto; or (B) there is at the time material undisclosed information about the Corporation whose disclosure would be prejudicial to the Corporation; and

b.	it is consequently in the Corporation’s interest to postpone the filing of a Prospectus.

Furthermore, if, upon the expiry of such 90 days, the Corporation determines in good faith that the circumstances set out in subsections 17.4(a) and (b) (a “Justification”) continue to exist, the Corporation may postpone the obligations arising from this section 17.4 for an additional 90 days. The Corporation shall be bound in such case to notify CDP Capital of its decision as soon as possible after it has been made. Where there is no longer any Justification, the Corporation shall notify CDP Capital thereof and resume the Initial Public Offering process.

17.5 The Corporation shall be entitled to include in the Initial Public Offering treasury Shares of the Corporation corresponding to up to 15% of the number of Shares held by CDP Capital indicated in the IPO Request. However, if the lead underwriters limit the number of Shares to be included in the Initial Public Offering because, in their reasonable belief, the Shares held by CDP Capital cannot be sold in an orderly manner within a price range that is reasonably acceptable to CDP Capital and the Corporation, the Initial Public Offering shall consist of Shares prorated between CDP Capital and the Corporation, based on their respective total numbers of Shares whose inclusion in the Initial Public Offering was requested (i.e., in the case of the Corporation, 15% of the number of Shares of CDP Capital indicated in the IPO Request).

17.6 The Corporation shall be entitled to choose one of the lead underwriters for the Initial Public Offering and CDP Capital shall be entitled to choose the other, in the latter case provided such lead underwriter is a related party of one of the banks forming the top third of the Corporation’s banking syndicate. In the event that CDP Capital wishes to select a lead underwriter that is not a related party of one of the banks forming the top third of the Corporation’s banking syndicate, and the Corporation consents thereto, CDP Capital shall pay, in addition to the Expenses payable in accordance with section 17.8 hereof, all expenses and disbursements arising from the enforcement of or compliance with this section 17 in connection with any consent or amendment that is required by the Corporation’s lenders or the holders of its debt securities pursuant to loan or other financing agreements. Furthermore, the Corporation shall have discretion to decide whether the Initial Public Offering is to be made exclusively in Canada or concurrently in Canada and in the United States. The Corporation shall have the option of retaining legal counsel of its choice to assist it in performing its obligations arising under this section 17.

17.7 Subject to the applicable Securities Legislation, the Corporation shall make commercially reasonable efforts to file a Preliminary Prospectus, in accordance with the applicable Securities Legislation, in the jurisdictions selected in accordance with section 17.6 within 6 months following the IPO Request, in order to permit the sale in such jurisdictions of all of the Shares held by CDP Capital to which the IPO Request pertains. CDP Capital shall sell either (i) a number of Shares that corresponds to all of the Shares held by CDP Capital or (ii) a number of Shares that is expected to produce gross proceeds of at least three hundred million dollars ($300,000,000).

17.8 In the event of an Initial Public Offering made following an IPO Request, CDP Capital shall assume all the expenses arising from the completion of the Initial Public Offering or the Corporation’s compliance with section 17, including: (i) registration fees for all stock exchanges and filing fees for the competent Canadian and U.S. securities authorities; (ii) fees arising from compliance with Canadian and U.S. Securities Legislation; (iii) printing and reproduction expenses; (iv) messenger and delivery expenses; (v) expenses incurred in connection with any road show; (vi) reasonable fees and disbursements of the Corporation’s and CDP Capital’s U.S. and Canadian legal counsel; (vii) fees and disbursements of all independent accountants (including audit and comfort letter fees) and fees and disbursements of any other special expert whose services are retained by the Corporation; (viii) translation expenses; and (ix) subject to the Selling Expenses (as defined hereinafter), any other underwriters’ fee or expense customarily paid by issuers or sellers of securities (all of which are referred to herein as “Expenses”). However, if the Corporation sells treasury Shares in connection with the Initial Public Offering, the Expenses shall be prorated between CDP Capital and the Corporation according to the gross proceeds that each of them derives from the Initial Public Offering. For greater certainty, CDP Capital shall be responsible for the applicable Expenses regardless whether the Initial Public Offering is completed. Each of CDP Capital and the Corporation shall be responsible for underwriting discounts and commissions and any transfer taxes (the “Selling Expenses”) attributable to the Shares that they sell, prorated according to the gross proceeds they derive from the Initial Public Offering.”

2.11	The parties hereto consent to all the transactions described in the Sale Agreement and, for greater certainty, the terms of the purchase option granted by CDP and CDP Capital to the Corporation pursuant to section 2.8.1 of the Agreement for the Sale of Shares and agree to take all necessary steps to give effect thereto if the said option is exercised by the Corporation in accordance with the terms of section 2.8.1 of the Agreement for the Sale of Shares.

2.12

With the exception of anything that is expressly modified or amended by this Amending Agreement, the Original Consolidated Agreement as so modified or amended shall remain in full force and effect. The Original Consolidated Agreement, as amended by this Amending Agreement, shall expire in accordance with the terms of section 16.2 of the Original Consolidated Agreement and the provisions contained in the definition of the term “Shareholders” in section 2.1(a).

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IN WITNESS WHEREOF, the parties hereto have signed this agreement at the place and date first hereinabove mentioned.

CAISSE DE DÉPÔT ET PLACEMENT DU

QUÉBEC

            /s/ Normand Provost

Name: Normand Provost

Title:

            /s/  (signed)

Name:

Title:

CDP CAPITAL D’AMÉRIQUE

INVESTISSEMENTS INC.

            /s/ Normand Provost

Name: Normand Provost

Title:

            /s/  (signed)

Name:

Title:

QUÉBECOR INC.

            /s/ Pierre Karl Péladeau

Name: Pierre Karl Péladeau

Title: President and Chief Executive Officer

4032667 CANADA INC.

            /s/ Jean-François Pruneau

Name: Jean-François Pruneau

Title: Vice-President, Finance

4032659 CANADA INC.

            /s/ Chloé Poirier

Name: Chloé Poirier

Title: Treasurer

QUÉBECOR MÉDIA INC.

            /s/ Jean-François Pruneau

Name: Jean-François Pruneau

Title: Chief Financial Officer